Exhibit 10.1

A CONFIDENTIAL PORTION OF THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2008 Officer Bonus Plan – Summary of Material Terms

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The Pennichuck Corporation Board of Directors established an Executive Officer Bonus Plan for calendar year 2008 at its January 30, 2008 meeting.

Under the Plan, which covers all qualifying Executive Officers of Pennichuck Corporation (see employment test below) except for the President and Chief Executive Officer, bonus amounts are credited into a “pool” based on the amount of Company-wide (i.e., consolidated) pre-tax pre-bonus income (see precise definition at footnote (1) of attached bonus pool schedule) achieved for the full year (hereinafter, “Company-Wide Income”).  The attached schedule indicates what amounts are credited into the pool (subject to footnote 2 therein) at varying levels of Company-Wide Income.  The actual bonus pool amount will be determined at the end of the annual audit process after year-end (around March 1, 2009).

Once determined, bonus pool amounts will be paid-out as cash awards as follows:

% of Pool

How Awarded

55%

Automatic:  Pro-rata based on 2008 beginning base salaries as a % of total covered compensation (i.e., the sum of such salaries for all qualifying Plan participants)

45%

Discretionary:  Allocated among officers by the Compensation Committee of the Board based on an assessment of each officer’s individual performance for the year.  A very important factor in this regard will be the accomplishment of the executive’s Goals & Objectives for the year (including financial goals).

If Company-Wide Income falls below $[ ], no cash bonuses will be payable under the Plan.

To be eligible for any bonus award under the Plan, you must be an employee of Pennichuck Corporation or one of its subsidiaries (collectively, “Pennichuck”) on the actual payment date.  Bonus awards under the Plan will be paid out (net of tax withholding and other required deductions) by March 15, 2009.

Exceptional Circumstances Provision:  If, prior to the actual payment date, unforeseen or unusual circumstances arise which have serious negative financial consequences (e.g., loss of the eminent domain litigation, plant fire, etc.) and which would render the payment of any awards under the Plan imprudent in light of the then current financial or operating condition of the Company, Pennichuck reserves the right to delay or cancel such awards by giving notice to participants prior to the regular payment date.  Furthermore, since bonus awards are intended to be based on and paid out of operating earnings, the Company reserves the right, at its discretion, to modify or eliminate the effects on calculated bonus pool amounts of, (1) extraordinary gains or other non-operating income amounts (e.g., the sale of non-operating assets), and (2) unusual non-cash charges.

PENNICHUCK

OFFICER BONUS PLAN

2008 BONUS POOL AMOUNTS

			Officer Pool
Company Wide			Bonus	% of
Income (1)			Pool	Covered
% of Plan	(000's)		Amount (3)	Comp.(2)

116%+	[ ]	+	209,000	35.2%

112%	[ ]		194,000	32.7%

108%	[ ]		179,000	30.2%

104%	[ ]		164,000	27.7%

100%	[ ]		149,000	25.0%

96%	[ ]		130,000	21.9%

92%	[ ]		111,000	18.7%

88%	[ ]		92,000	15.5%

84%	[ ]		73,000	12.3%

Footnotes:

(1)

Defined as full year (i.e., 12 months) consolidated income for calendar 2008 before, (a) net eminent domain costs, (b) non-operating income from the sale of the HECOP real estate, (c) all cash bonuses, and (d) income taxes.

(2)

Based on beginning of year base salaries.  Calculated bonus pool amounts will be adjusted to these percentages in the event of a reduction in Plan participants prior to payout.

(3)

Performance between indicated income levels will be pro-rated to create a bonus pool proportional to such performance.

3